Exhibit 3.17
COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Incorporation –
Domestic Business Corporation
(as amended through December 28, 2007)

______________________________________________________________________________

In compliance with the requirements of section 204 of the Business Corporation Law act of May 5, 1933 (P. L. 364) (15 P. S. § 1204), the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:
1. The name of the corporation is:
Verdelli Farms, Inc,
2.    The location and post office address of the initial registered office of the corporation in this Commonwealth is:
East Second Street
(Number)    (Street)
Hummelstown,        Pennsylvania        17036
(City)                                        (Zip Code)
3.The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:
To engage in and to do any lawful acts concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania, including but not limited to processing, manufacturing, owning, using and dealing in personal property of every class and description, engaging in research and development, furnishing services and acquiring, owning, using and disposing of real property of any nature whatsoever.
4.    The term for which the corporation is to exist is:     Perpetual        5.    The aggregate number of shares which the corporation shall have authority to issue is:
10,000 shares common stock with a par value of $5.00 per share